UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 13, 2009 (May 8, 2009)	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230

Melville, New York  11747

(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

The information contained in Item 3.02 of this Current Report on Form 8-K (“Form 8-K”) is incorporated herein by reference.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 3.02 of this Form 8-K is incorporated herein by reference.

Item 3.02              Unregistered Sales of Equity Securities.

On May 8, 2009, Comtech Telecommunications Corp. (“Comtech”) issued $200.0 million aggregate principal amount of 3% Convertible Senior Notes due 2029 (the “Notes”) under an Indenture, dated May 8, 2009 (the “Indenture”), between Comtech and The Bank of New York Mellon, as Trustee. Comtech had also granted the initial purchasers an option to purchase an additional $30.0 million aggregate principal amount of Notes. On May 13, 2009, the initial purchasers informed Comtech that they will not exercise this option.

The sale of the Notes generated net proceeds of approximately $194.0 million.  Aggregate estimated offering expenses in connection with the transaction, including the initial purchasers’ discount of $5.0 million, were approximately $6.0 million.

Comtech issued the Notes to the initial purchasers in a private placement in reliance on Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), for resale in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act.

The Notes bear interest at a rate of 3% per year on the outstanding principal amount of the Notes, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2009.  Interest accrues on the Notes from and including May 8, 2009, and the Notes will mature on May 1, 2029.

Holders may convert their Notes at their option into shares of Comtech’s common stock at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.  The initial conversion rate will be 27.4395 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $36.44 per share of Comtech’s common stock).  The conversion rate will be subject to adjustment upon the occurrence of specified events but will not be adjusted for accrued interest, including additional interest, if any.  In addition, following certain corporate transactions that occur prior to May 1, 2014, Comtech will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate transaction in certain circumstances.

Comtech may, at its option, redeem the Notes in whole or in part for cash at any time on or after May 5, 2014 at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the redemption date.

On May 1, 2014, 2019 and 2024, holders have the right to require Comtech to purchase their Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the purchase date.  In addition, if Comtech undergoes a fundamental change, holders may require Comtech to purchase their Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest (including additional interest), if any to, but excluding, the fundamental change purchase date.

A copy of the Indenture is filed hereto as Exhibit 4.1 and this description is a summary and is qualified in its entirety by reference to the full terms of the Indenture (including the Form of the 3% Convertible Senior Notes due 2029).

The Notes and the underlying common stock of Comtech issuable upon a conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirement.  This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01                                          Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description
4.1	Indenture, dated May 8, 2009, between Comtech Telecommunications Corp. and The Bank of New York Mellon, as trustee.

4.2	Form of the 3% Convertible Senior Notes due 2029 (included as Exhibit A to the Indenture filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated: May 13, 2009

	By:	/s/ Michael D. Porcelain
		Name:	Michael D. Porcelain
		Title:	Senior Vice President and Chief Financial Officer